Bonds.com Group, Inc. 8-K

Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
AND
SERIES B-1 CONVERTIBLE PREFERRED STOCK
OF
BONDS.COM GROUP, INC.

Bonds.com Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), on October 15, 2010, the Board of Directors adopted the following resolution creating a series of 20,000 shares of Preferred Stock designated as “Series B Convertible Preferred Stock” and a series of 6,000 shares of Preferred Stock designated as “Series B-1 Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by Article Sixth of the Certificate of Incorporation of the Corporation dated April 1, 2002, as amended by the Certificate of Amendment dated April 12, 2002, the Certificate of Amendment dated December 18, 2007, the Certificate of Ownership dated December 21, 2007, the Certificate of Correction dated December 23, 2009, the Certificate of Designation dated January 11, 2010 and the Certificate of Amendment dated March 31, 2010, there is hereby created a class of Preferred Stock of the Corporation, $0.0001 par value per share, consisting of 20,000 shares designated as the Series B Convertible Preferred Stock, and a class of Preferred Stock of the Corporation, $0.0001 par value per share, consisting of 6,000 shares designated as the Series B-1 Convertible Preferred Stock, and that the designation and amount thereof, and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof be as set forth in the Certificate of Designation in the form attached hereto.

1.           Series B Convertible Preferred Stock; Series B-1 Convertible Preferred Stock; Stated Value.

(a)           There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series B Convertible Preferred Stock.”  The number of shares constituting such series shall be 20,000 and such series is referred to herein as the “Series B Preferred.”  Such number of shares may not be increased or decreased without the approval of the holders of a majority of the then outstanding shares of Series B Preferred.

(b)           There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series B-1 Convertible Preferred Stock.”  The number of shares constituting such series shall be 6,000 and such series is referred to herein as the “Series B-1 Preferred.”  Such number of shares may not be increased or decreased without the approval of the holders of a majority of the then outstanding shares of Series B-1 Preferred.

(c)           Stated Value.  For purposes hereof, the “Stated Value” of each share of Series B Preferred or Series B-1 Preferred is $1,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

2.           Rank and Dividends.

(a)              Rank.  Except as permitted by this Certificate of Designation, the Series B Preferred and Series B-1 Preferred shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) pari passu with each other, (ii) senior to the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and the Series A Participating Preferred Stock, par value $0.0001 per share of the Corporation (the “Series A Preferred”), and (iii) junior to any class or series of capital stock that ranks senior to the Series B Preferred and Series B-1 Preferred as to dividends or distributions upon liquidation, winding-up and dissolution of the Corporation that is created in accordance with the Section 4(c).

(b)              Dividends.  From and after the date of the issuance of any shares of Series B Preferred or Series B-1 Preferred, dividends at the rate per annum of 8% of the applicable Stated Value shall accrue on such shares of Series B Preferred and Series B-1 Preferred (subject to adjustment for any stock splits, stock dividends, recapitalizations or the like) (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether not earned or declared, and shall be cumulative.  Notwithstanding anything herein to the contrary, except as set forth in the following sentence of this Section 2(b) or in Section 3(a), Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.  No dividend or other distribution shall be paid, declared or set aside for payment on any share of Common Stock or any series of Preferred Stock expressly made junior to the Series B Preferred and Series B-1 Preferred unless (in addition to the obtaining of any consent required in the Certificate of Incorporation) all Accruing Dividends with respect to each outstanding share of the Series B Preferred and Series B-1 Preferred have been or are simultaneously declared and paid.

3.           Liquidation Preference.

(a)              Series B Preferred and Series B-1 Preferred Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, the holders of Series B Preferred and Series B-1 Preferred shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or the holders of any series of Preferred Stock expressly made junior to the Series B Preferred and Series B-1 Preferred, an amount per share equal to the greater of (i) 120% of the sum of (x) the Stated Value of such share plus (y) the Accruing Dividends relating thereto, and (ii) the amount which such holder would otherwise have received in respect of such share had all holders of Series B Preferred and Series B-1 Preferred converted their shares of Series B Preferred and Series B-1 Preferred into shares of Common Stock at the then applicable Optional Conversion Price (such amount per share as of any date, the “Liquidation Preference”).  If, upon the occurrence of such event, the assets and funds available for distribution among the holders of the Series B Preferred and Series B-1 Preferred (and any other series of Preferred Stock expressly made pari passu with the Series B Preferred and Series B-1 Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable), shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred and Series B-1 Preferred (and any other series of Preferred Stock expressly made pari passu with the Series B Preferred and Series B-1 Preferred with respect to payments upon liquidation, dissolution or winding up, if applicable) in accordance with the respective full preferential amounts to which such holders are entitled.

(b)              Distribution of Remaining Assets.  Subject to the rights of any series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred, Series B-1 Preferred and any other series of Preferred Stock having a preference with respect to liquidations, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of (i) shares of Series A Preferred in accordance with its liquidation preference and any other series of Preferred Stock which may from time to time come into existence in accordance with the terms of this Certificate of Designation and have the right to participate in such distribution (and, in such case, in accordance with its liquidation preference and participation rights), and (ii) shares of Series A Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose each such share of Series A Preferred as if it had been converted into one hundred (100) shares of Common Stock (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Series A Preferred if there is no proportionate action taken with respect to the Common Stock) immediately prior to such liquidation, dissolution or winding up of the Corporation and treating any other shares of Preferred Stock in accordance with the terms of their liquidation preference and participation rights.

(c)              Certain Acquisitions.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur on a Change of Control (as defined below).  In the event of any such deemed liquidation, provision shall be made in connection with such transaction to ensure that the holders of Series B Preferred and Series B-1 Preferred receive, in connection with such transaction, an amount per share at least equal to the Liquidation Preference.  If the consideration received by the Corporation in any deemed liquidation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  The Corporation shall give each holder of record of Series B Preferred and Series B-1 Preferred written notice of any such impending transaction not later than ten (10) days prior the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier.  For purposes hereof, “Change of Control” means (i) a sale, transfer, lease, exclusive license or other disposition of all or substantially all of the Corporation’s assets or business, (ii) any merger, consolidation, reorganization or other business combination transaction of the Corporation with or into another entity, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Corporation outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock or other voting equity of the Corporation or the surviving entity outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of new issuance by the Corporation (other than issuances of shares in respect of options or warrants existing as of the date hereof, but solely to the extent that the issuance triggered a Change in Control without factoring in any additional purchases made by such Person subsequent to the date hereof (other than purchases pursuant to the foregoing options and warrants), re-sales of stock by existing shareholders, or a tender or exchange offer), in a single transaction or series of related transactions, by any person or entity, or persons or entities acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares of the Corporation’s capital stock representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation.

4.           Voting Rights.

(a)              General Manner for Series B Preferred.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the provisions of Section 4(c), holders of Series B Preferred shall vote together with the holders of Common Stock, and with holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)              General Manner for Series B-1 Preferred.  Except as may otherwise be required by applicable law or pursuant to the provisions of Section 4(c) below, the Series B-1 Preferred shall not have the right to vote with respect to any matters.  The number of authorized shares of Preferred Stock (other than Series B-1 Preferred) may be increased or decreased (but not below the sum of the number of shares thereof then outstanding and the number of shares required for exercise of any rights to purchase or otherwise acquire shares of Preferred Stock) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and the holders of Series B-1 Preferred shall not have any separate class vote with respect thereto unless expressly required by Section 1(b) or Section 4(c) below.

(i)           Approval of Certain Actions by the Corporation.  In addition to any other vote or consent required by law or this Certificate of Designation, for so long as any holder of Series B Preferred and/or Series B-1 Preferred shall continue to hold at least 25% of the total number of shares of Series B Preferred and/or Series B-1 Preferred that such holder shall have purchased from the Corporation, the Corporation shall not (either directly or indirectly by amendment, merger, consolidation, sale of substantially all of its assets, liquidation, dissolution, winding-up, reorganization or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred and Series B-1 Preferred then outstanding, voting together as a single class, take any action that:

(i)           alters the rights, preferences or privileges of the Series B Preferred or Series B-1 Preferred;

(ii)          creates any new class or series of shares, or issues any such shares or options or convertible securities exercisable or convertible into such shares, that have a preference over the Series B Preferred or Series B-1 Preferred with respect to dividends or liquidation preferences;

(iii)         reclassifies Common Stock or Series A Preferred into shares having a preference over or parity with the Series B Preferred or Series B-1 Preferred with respect to dividends or liquidation preferences;

(iv)         authorizes or pays any dividend or other distribution with respect to the Common Stock;

(v)          results in (A) the consolidation or merger of the Corporation with or into any other corporation or business entity (other than with or into a wholly-owned domestic subsidiary of the Corporation or with respect to such consolidation or merger where not more than 50% of the voting power of the Corporation is transferred to any party or parties other than the existing stockholders of the Corporation), (B) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or (C) the liquidation, dissolution, winding-up or reorganization of the Corporation if, in each case, such transaction would result in any disproportionate adverse consequences for the holders of Series B Preferred and Series B-1 Preferred (solely in the respect to their rights as stockholders);

(vi)         (A) commences a voluntary proceeding seeking liquidation, reorganization or other relief with respect to the Corporation or the debts of the Corporation under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Corporation or a substantial part of the property of the Corporation, (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Corporation, (C) makes a general assignment for the benefit of creditors, (D) generally results in the failure to pay the debts of the Corporation as they become due, or (E) authorizes any of the foregoing if, in each case, such action would result in any disproportionate adverse consequences for the holders of Series B Preferred and Series B-1 Preferred (solely in the respect to their rights as stockholders);

(vii)        incurs indebtedness for borrowed money unless the Corporation would have, after giving pro forma effect to such incurrence, an EBITDA-to-interest ratio of at least 2:1; or

(viii)       alters or amends the provisions of this Section 4.

5.           Optional Conversion.  The holders of Series B Preferred shall have conversion rights as follows:

(a)         Series B Preferred Right to Convert.  Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value applicable to such shares of Series B Preferred by the Optional Conversion Price in effect at the time of conversion (such quotient is referred to as a “Conversion Rate”).  The “Optional Conversion Price” shall initially be $0.24.  Such Optional Conversion Price, and the rate at which shares of Series B Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below in Sections 5(e)-(h).

(b)         Series B-1 Preferred Stock Right to Convert.  Each share of Series B-1 Preferred shall be convertible, at the option of the holder thereof (but subject to the proviso below), without payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value applicable to such shares of Series B-1 Preferred by the Series B-1 Optional Conversion Price in effect at the time of conversion; provided, that such conversion may only occur under the following circumstances (i) as part of (A) a widespread public offering or (B) a private offering where no single purchaser (together with its affiliates) acquires more than 2% of the total voting shares of the Corporation outstanding after giving effect to the offering, (ii) as part of a sale to an underwriter for the purpose of underwriting a widely distributed public or private offering set forth in clause (i), (iii) in connection with one or more open market transactions effected on a stock exchange, electronic communication network or similar execution system, or in the over-the-counter market (which may include a sale to one or more broker-dealers acting as market makers or otherwise intending to resell the voting equity sold to them in accordance with their normal business practices), (iv) in a sale to an acquirer which has acquired control of a majority of the total voting equity, or (v) with the written approval of the U.S. Board of Governors of the Federal Reserve System or its staff.  The “Series B-1 Optional Conversion Price” shall initially be $0.24.  Such Series B-1 Optional Conversion Price, and the rate at which shares of Series B-1 Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided in Sections 5(e)-(h).

(c)           Fractional Shares.  When calculating the number of shares of Common Stock into which shares of Series B Preferred or Series B-1 Preferred shall be converted, the Corporation shall calculate to the largest whole share of Common Stock rounding down for any fractional shares of Common Stock into which the shares of Series B Preferred or Series B-1 Preferred would otherwise convert.  No fractional shares of Common Stock shall be issued upon conversion.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to such fraction multiplied by the then effective applicable Optional Conversion Price or Series B-1 Optional Conversion Price, as applicable.  The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series B Preferred or Series B-1 Preferred being converted at any one time by the holder thereof, not upon each share of Series B Preferred or Series B-1 Preferred being converted.

(d)           Mechanics of Conversion.

(i)           In order for a holder of Series B Preferred or Series B-1 Preferred to convert shares of Series B Preferred or Series B-1 Preferred pursuant to this Section 5, such holder shall surrender the certificate or certificates for such shares of Series B Preferred or Series B-1 Preferred at the office of the transfer agent for the Series B Preferred or Series B-1 Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred or Series B-1 Preferred represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  5:00 PM local time on the date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion time (the “Conversion Time”). The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of the Series B Preferred or Series B-1 Preferred or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash, as provided in Section 5(c), in lieu of any fractions of a share of Common Stock issuable upon such conversion and a certificate or certificates for the number of shares of Series B Preferred or Series B-1 Preferred representing the remainder of shares of Series B Preferred or Series B-1 Preferred not converted, to the extent that such shares of Series B Preferred or Series B-1 Preferred were tendered to the Corporation.

(ii)          The Corporation shall at all times when the Series B Preferred or Series B-1 Preferred shall be outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series B Preferred or Series B-1 Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred or Series B-1 Preferred.  Before taking any action that would cause an adjustment reducing the applicable Optional Conversion Price or Series B-1 Optional Conversion Price below the then par value of the capital stock issuable upon conversion, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock as shall be sufficient for such purpose.

(iii)         Upon any conversion, no adjustment to the Optional Conversion Price shall be made for any accrued or declared but unpaid dividends (including the Accruing Dividends) on Series B Preferred surrendered for conversion or on the Common Stock delivered upon conversion.  If any such dividends exist at the time of conversion, they shall be cancelled.  Upon any conversion, no adjustment to the Series B-1 Optional Conversion Price shall be made for any accrued or declared but unpaid dividends (including the Accruing Dividends) on Series B-1 Preferred surrendered for conversion or on the Common Stock delivered upon conversion.  If any such dividends exist at the time of conversion, they shall be cancelled.

(iv)          All shares of Series B Preferred or Series B-1 Preferred that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any cash in lieu of a fractional share required by Section 5(c).  Any shares of Series B Preferred or Series B-1 Preferred so converted shall be automatically retired and cancelled and may not be reissued as shares of Series B Preferred or Series B-1 Preferred, respectively, and shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred or Series B-1 Preferred accordingly or to eliminate the designation of the Series B Preferred or the Series B-1 Preferred.

(v)           The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred or Series B-1 Preferred pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred or Series B-1 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which a share of Series B Preferred or Series B-1 Preferred was first issued (such date, the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Optional Conversion Price and Series B-1 Optional Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares Common Stock, the Optional Conversion Price and Series B-1 Optional Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Optional Conversion Price and Series B-1 Optional Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each of the Optional Conversion Price and Series B-1

Optional Conversion Price then in effect by a fraction:  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Optional Conversion Price and Series B-1 Optional Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Optional Conversion Price and Series B-1 Optional Conversion Price shall be adjusted pursuant to this Section 5(f) as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series B Preferred  and/or Series B-1 Preferred, as the case may be, simultaneously receive an identical dividend or distribution in shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series B Preferred and/or Series B-1 Preferred, as the case may be, had been converted into Common Stock immediately prior to such event.

(g)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Preferred and Series B-1 Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred and Series B-1 Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5(g); and provided further, that no such adjustment shall be made if the holders of Series B Preferred and/or Series B-1 Preferred, as the case may be, simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities that they would have received if all outstanding shares of Series B Preferred and/or Series B-1 Preferred, as the case may be,  had been converted into Common Stock immediately prior to such event.

(h)           Adjustment for Reclassification, Exchange, Merger or Substitution.  If the Common Stock issuable upon the conversion of Series B Preferred and Series B-1 Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, consolidation, merger or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each such share of Series B Preferred and Series B-1 Preferred shall thereafter be convertible (in lieu of the Common Stock into which it was previously convertible) into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred and Series B-1 Preferred might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or change, all subject to further adjustment as provided herein.

6.           Mandatory Conversion.  In the event that shares of Common Stock trade with a closing price of at least 150% of the Optional Conversion Price then in effect for a period of 20 consecutive trading days on average trading volume of not less than 250,000 shares per day over the subject 20 day trading period (as adjusted ratably for stock splits, reclassifications and other like kind events affecting the Common Stock), (a) all outstanding shares of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate and (b) all outstanding shares of Series B-1 Preferred shall automatically be converted into such number of shares of Series A Preferred as is determined by dividing the Stated Value applicable to such shares of Series B-1 Preferred by the Series B-1 Mandatory Conversion Price (collectively, a “Mandatory Conversion”).  The “Series B-1 Mandatory Conversion Price” shall initially be $24.00 and shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization directly affecting the Series A Preferred or indirectly affecting the Series A Preferred as a result of a stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock.  All certificates evidencing shares of Series B Preferred or Series B-1 Preferred shall, from and after the Mandatory Conversion, be deemed to have been retired and cancelled and the shares of Series B Preferred or Series B-1 Preferred represented thereby converted into Common Stock or Series A Preferred, as applicable, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  All rights with respect to the Series B Preferred and Series B-1 Preferred converted pursuant to this Section 6 will terminate immediately upon the triggering of an automatic conversion pursuant to this Section 6, except the right to receive the securities issuable upon conversion.  Such converted Series B Preferred or Series B-1 Preferred may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred and Series B-1 Preferred accordingly.  All holders of record of shares of Series B Preferred and Series B-1 Preferred shall be sent written notice of the Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series B Preferred and Series B-1 Preferred pursuant to this Section 6.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion.  Upon receipt of such notice, each holder of shares of Series B Preferred and Series B-1 Preferred shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred and Series B-1 Preferred, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock or Series A Preferred, as the case may be, issuable on such conversion, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.  Any Accruing Dividends on the converted shares of Series B Preferred and Series B-1 Preferred shall be cancelled, and no adjustment to the Optional Conversion Price or the Series B-1 Mandatory Conversion Price shall be made for any Accruing Dividends.

7.           Fractional Shares.  Series B Preferred and Series B-1 Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights (if any), receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred and Series B-1 Preferred.

8.           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred and Series B-1 Preferred, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right; provided, however, that the foregoing obligations may be waived prospectively or retrospectively by holders of shares of Series B Preferred and Series B-1 Preferred representing at least a majority of the outstanding shares of Series B Preferred and Series B-1 Preferred.

9.           Notices.  Any notice required by the provisions of this Certificate to be given to the holders of Series B Preferred and/or Series B-1 Preferred shall be deemed to have been sufficiently received (except as otherwise provided herein) (a) upon receipt when personally delivered, (b) one (1) day after being sent by overnight delivery or facsimile providing confirmation or receipt of delivery, or (c) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

* * * * *

[Signature page follows.]

IN WITNESS WHEREOF, Bonds.com Group, Inc. has caused this Certificate of Designation to be executed by Michael Sanderson, its Chief Executive Officer, this 19th day of October, 2010.

Bonds.com Group, Inc.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer

I, Jeffrey M. Chertoff, hereby certify that I am the duly elected and acting Secretary of Bonds.com Group, Inc., that the foregoing was the duly approved and adopted Certificate of Designation of Bonds.com Group, Inc, that Michael Sanderson is the duly elected and acting Chief Executive Officer of Bonds.com Group, Inc., and that the signature of Michael Sanderson appearing above is his genuine signature.

Dated:           October 19, 2010.

/s/ Jeffrey M. Chertoff
Jeffrey M. Chertoff, Secretary